CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of Berkshire Realty Company, Inc. and Subsidiaries on Forms S-3 (File Numbers 333-44567, 333-41525, 333-34201, 333-32565, 333-29831, and 033-77306) and Form
S-8 (File Number 333-03997) of our report dated January 16, 1998, except for
Note V, for which the date is February 27, 1998, on our audits of the consolidated financial statements and financial statement schedule of Berkshire Realty Company, Inc. and Subsidiaries as of December 31, 1997 and 1996, and for the year ended December 31, 1997, which is included in this Annual Report on Form 10-K/A.


                                                        COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
April 3, 1998